Exhibit 4.1

Execution Copy

SECOND AMENDMENT TO

MERGER AGREEMENT AND PLAN OF REORGANIZATION

This SECOND AMENDMENT TO MERGER AGREEMENT AND PLAN OF REORGANIZATION (“Amendment”) effective this 13th day of February, 2015 is by and among The Best One, Inc., a Florida corporation (“TBO”), Tiger Media, Inc., a Cayman Islands company (“Parent”), TBO Acquisition, LLC, a Delaware limited liability company, which is a wholly owned Subsidiary of Parent (“Merger Sub”) and Derek Dubner, solely in his capacity as Representative hereunder.

Recitals

WHEREAS, TBO, Parent, Merger Sub and Representative have previously entered into that certain Merger Agreement and Plan of Reorganization dated as of December 14, 2014, including the exhibits and schedules thereto, as amended by that certain First Amendment, effective as of December 18, 2014 and by this Amendment (as may be further amended from time to time, the “Agreement”); and

WHEREAS, TBO, Parent, Merger Sub and Representative desire to amend certain provisions of the Agreement as set forth herein.

Agreement

NOW, THEREFORE, in consideration of the premises, the mutual covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

The following definitions set forth in Section 1.1 of the Agreement shall be amended and restated in their entireties as follows:

“‘TBO Preferred Stock’ means the TBO Series A Preferred Stock, the TBO Series B Preferred Stock, the TBO Series C Preferred Stock and the TBO Series D Preferred Stock.”

The following definitions shall be added to the list of definitions set forth in Section 1.1 of the Agreement in its appropriate location in alphabetical order:

“‘TBO Series C Preferred Stock’ means the Series C Convertible Preferred Stock of TBO, par value $0.001.”

“‘TBO Series D Preferred Stock’ means the Series D Convertible Preferred Stock of TBO, par value $0.001.”

Section 2.6(b) of the Agreement is hereby amended and restated in its entirety as follows:

“(b) Officers of Surviving Company. The initial officers of Surviving Company shall be the officers of Merger Sub in office at and as of the Effective Time (retaining their respective positions and terms of office) or until the earlier death, resignation or removal. Furthermore, by virtue of the Merger and without any action on the part of Parent, Merger Sub or TBO, at the Effective Time, Derek Dubner is hereby appointed Chief Executive Officer of the Surviving Company. Without any action on the part of Parent or Merger Sub, TBO shall have the right to appoint the Chief Financial Officer of the Surviving Company prior to the Effective Time, provided however, such appointment shall be effective at the Effective Time, and provided further that such appointee shall be qualified to serve as a Chief Financial Officer.”

Section 3.1 of the Agreement is hereby amended and restated in its entirety as follows:

“3.1 Conversion of Shares in the Merger. Subject to the provisions of this Article III and Section 9.3, at and as of the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub or TBO, the outstanding securities of TBO and Merger Sub shall be converted as follows:

Each share of TBO Common Stock issued and outstanding immediately prior to the Effective Time (other than TBO Dissenting Shares) shall cease to be outstanding and shall be converted into and exchanged for the right to receive one (1) validly issued, fully paid and nonassessable share of Parent Common Stock.

Each share of TBO Series A Preferred Stock issued and outstanding immediately prior to the Effective Time (other than TBO Dissenting Shares) shall cease to be outstanding and shall be converted into and exchanged for the right to receive 525.063 validly issued, fully paid and nonassessable shares of Parent Preferred Stock.

Each share of TBO Series B Preferred Stock issued and outstanding immediately prior to the Effective Time (other than TBO Dissenting Shares) shall cease to be outstanding and shall be converted into and exchanged for the right to receive 0.750089 validly issued, fully paid and nonassessable share of Parent Preferred Stock.

Each share of TBO Series C Preferred Stock issued and outstanding immediately prior to the Effective Time (other than TBO Dissenting Shares) shall cease to be outstanding and shall be converted into and exchanged for the right to receive 0.750089 validly issued, fully paid and nonassessable share of Parent Common Stock.

Each share of TBO Series D Preferred Stock issued and outstanding immediately prior to the Effective Time (other than TBO Dissenting Shares) shall cease to be outstanding and shall be converted into and exchanged for the right to receive 525.063 validly issued, fully paid and nonassessable shares of Parent Common Stock.

One hundred percent (100%) of the membership interests of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into membership interests of the Surviving Company, so that at the Effective Time, Parent shall be the holder of all of the issued and outstanding membership interests of the Surviving Company. Each stock certificate of Merger Sub representing any such membership interests shall after the Effective Time evidence ownership of membership interests of Surviving Company.

Each share of Parent’s capital stock issued and outstanding at and as of the Effective Time will remain issued and outstanding.”

Section 3.7(a) of the Agreement is hereby amended and restated in its entirety as follows:

“(a) Each TBO Shareholder holding issued and outstanding TBO Series A Preferred Stock and/or TBO Series D Preferred Stock immediately prior to the Effective Time and set forth on Schedule 3.7 hereto (other than holders of TBO Dissenting Shares) (an “Eligible Shareholder”) shall be entitled to receive an Earn-Out Payment to be determined and paid in accordance with this Section 3.7. If either:

(i) the Surviving Company and its Subsidiaries (including any Subsidiaries formed or acquired after the date hereof) achieve consolidated revenues (determined in accordance with GAAP and consistent with the principles and methodologies used in the preparation of Parent’s audited financial statements) of at least $7,500,000 for any Twelve-Month Period completed during the period beginning on the first day of the first month following the Closing Date and ending on or before the last day of the month that is twenty-four (24) months after the Closing Date (the “Earn-Out Measurement Period”); or

(ii) Parent and its Subsidiaries (including the Surviving Company and its Subsidiaries (including any such Subsidiaries formed or acquired after the date hereof)) achieve consolidated revenues (determined in accordance with GAAP and consistent with the principles and methodologies used in the preparation of Parent’s audited financial statements) of at least $13,500,000 for any Twelve-Month Period completed during the Earn-Out Measurement Period;

then each Eligible Shareholder shall be entitled to receive the number of shares of Parent Preferred Stock or Parent Common Stock set forth opposite his, her or its name on Schedule 3.7 (each, an “Earn-Out Payment”). A “Twelve-Month Period” means any period that begins on the first day of a month and ends on the last day of the twelfth (12th) consecutive month following such start date.”

Notwithstanding anything to the contrary set forth in Schedule 3.7 attached to the Agreement, all shares subject to Earn-Out Payments as set forth on such schedule to be issued to (a) a TBO Shareholder holding issued and outstanding TBO Series A Preferred Stock immediately prior to the Effective Time shall be Parent Preferred Stock, and (b) a TBO Shareholder holding issued and outstanding TBO Series D Preferred Stock immediately prior to the Effective Time shall be Parent Common Stock.

The following Section 3.8 is hereby added to the Agreement:

“3.8 TBO Restricted Stock Units and Warrants.

(a) Subject to the provisions of this Article III, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub or TBO, each outstanding restricted stock unit of TBO (each, a “TBO RSU”), whether or not vested, shall be assumed by Parent (each, a “Parent RSU”), on substantially the same terms and conditions as were applicable prior to the Merger. The number of shares of Parent Common Stock underlying each Parent RSU shall be equal to the number of shares of TBO Common Stock that were underlying the corresponding TBO RSU prior to the Merger, as adjusted for the TBO Reverse Stock Split. Effective as of the Effective Time, Parent hereby assumes the obligations of TBO under each agreement under which the applicable TBO RSU was originally granted. The terms of each TBO RSU and any agreement under which such TBO RSU was granted, in each case, as in effect immediately prior to the Effective Time, shall continue to apply in all material respects to the corresponding Parent RSU. All restrictions on vesting and delivery times with respect to TBO RSUs shall remain in full force and effect with respect to such Parent RSU after giving effect to the Merger.

(b) Subject to the provisions of this Article III, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub or TBO, and pursuant to the terms of each outstanding warrant to purchase shares of TBO Common Stock (each, a “TBO Common Warrant”), each TBO Common Warrant shall be assumed by Parent and shall represent the right to acquire upon exercise thereof the same number of shares of Parent Common Stock as the number of shares of TBO Common Stock issuable upon the exercise of such TBO Common Warrant, as adjusted for the TBO Reverse Stock Split. The aggregate exercise price of each TBO Common Warrant and the expiration date shall remain unchanged. Parent shall issue each amended and assumed warrant contemplated by this Section 3.8(b) to each holder of a TBO Common Warrant upon surrender thereof or, in case such warrant shall be lost, stolen or destroyed, upon receipt of an affidavit of that fact by the holder thereof and, if required by Parent, the written agreement by such Person to indemnify Parent and Surviving Company against any claim that may be made against it with respect to such TBO Common Warrant.”

Section 4.6(a) of the Agreement is hereby amended and restated in its entirety as follows:

“(a) Prior to the Recapitalization and the TBO Reverse Stock Split, the authorized capital stock of TBO consists of (i) 200,000,000 shares of TBO Common Stock, and (ii) 10,000,000 shares of TBO Preferred Stock, (A) 60,000 shares of which are designated TBO Series A Preferred Stock, which are convertible into TBO Common Stock on a 1,000-for-one basis, (B) 4,800,000 shares of which are designated Series B Convertible Preferred Stock, par value $0.001, which are convertible into TBO Common Stock on a two-for-one basis, and (C) 100 shares of which are designated Series C Convertible Preferred Stock, par value $0.001, which are convertible into TBO Common Stock on a 14,222.22-for-one basis. Section 4.6(a) of the Disclosure Schedules sets forth a list of all of the issued and outstanding shares of capital stock of TBO and the holders thereof, including any and all rights to acquire any capital stock of TBO, contingent or otherwise prior to the Recapitalization and TBO Reverse Stock Split. The TBO Common Stock and the TBO Preferred Stock have the rights, preferences, privileges and restrictions set forth in the TBO Charter and under the Laws of the State of Florida. All issued and outstanding shares of TBO’s capital stock have been duly authorized and validly issued in compliance with applicable Laws, and are fully paid and nonassessable and free and clear of Liens or third party rights and of any restrictions on transfer, except for transfer restrictions of the federal and state securities Laws. Each holder of any capital stock of TBO is an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act (an “Accredited Investor”) or a sophisticated purchaser as defined in Rule 506 of Regulation D promulgated under the Securities Act.”

Section 6.4(a) of the Agreement is hereby amended and restated in its entirety as follows:

“(a) Parent shall use commercially reasonable efforts (a) to cause the number of directors constituting the board of directors of Parent (the “Parent Board”) immediately upon the Effective Time to be increased to seven (7) directors and (b) to cause the election of the Director Nominees (as hereinafter defined) as members of the Parent Board by the existing members of the Parent Board effective upon the Effective Time to fill the vacancies created by such increase. Each Director Nominee shall serve as a director for a term expiring at Parent’s next annual meeting of shareholders following the Closing Date and until his or her successor is elected and qualified. “Director Nominees” means two persons nominated by TBO prior to the Effective Time who meet the requirements for directors of a publicly traded company listed on the Eligible Market. If a Director Nominee ceases to serve on the Parent Board at any time before the Parent’s next annual meeting of shareholders following the Closing Date, TBO’s Representative shall have the right to select a substitute Director Nominee and Parent shall use commercially reasonable efforts to cause the election of such substitute Director Nominee by the remaining members of the Parent Board to fill such vacancy. Notwithstanding anything to the contrary set forth herein, at least four (4) of the seven (7) directors of Parent must qualify as independent directors as required by applicable Law.”

Section 6.14(a) of the Agreement is hereby amended and restated in its entirety as follows:

“(a) Parent shall cause a meeting of its shareholders (the “Shareholders’ Meeting”) to be duly called and held as soon as reasonably practicable for the purpose of voting on (i) the Parent Reverse Stock Split, (ii) the Domestication, (iii) the issuance of Parent Common Stock and securities convertible into or exchangeable for Parent Common Stock in connection with the transactions contemplated hereby as necessary under the rules and regulations of the Eligible Market and (iv) any other matters as may be required by Law or the rules and regulations of the Eligible Market in connection with this Agreement and the transactions contemplated hereby. Subject to its fiduciary duties, the Parent Board shall recommend to its shareholders that they vote in favor of such proposals. In connection with the Shareholders’ Meeting, Parent (a) will use commercially reasonable efforts to file with the SEC as promptly as practicable a proxy statement and all other proxy materials for the Shareholders’ Meeting (the “Proxy Statement”), (b) as promptly as practicable following filing with the SEC, will mail to its shareholders the Proxy Statement and other proxy materials, (c) will use commercially reasonable efforts to obtain the necessary approvals by its shareholders under the Parent Memorandum and applicable Law of (i) the Parent Reverse Stock Split, (ii) the Domestication, (iii) the issuance of Parent Common Stock and securities convertible into or exchangeable for Parent Common Stock in connection with the transactions contemplated hereby as necessary under the rules and regulations of the Eligible Market and (iv) any other matters as may be required by Law or the rules and regulations of the Eligible Market in connection with this Agreement and the transactions contemplated hereby (the “Shareholder Approval”), and (d) will otherwise comply with all Laws applicable to the Shareholders’ Meeting.”

Section 6.14(d) of the Agreement is hereby amended and restated in its entirety as follows:

“(d) Promptly following the receipt of the Shareholder Approval, if obtained, and the satisfaction or waiver of all of Parent’s and Merger Sub’s conditions to Closing in Article VII, but prior to the Effective Time, Parent shall file (i) with the proper authorities, such documents as may be required to effect the Parent Reverse Stock Split, (ii) with the Registrar of Companies of the Cayman Islands a declaration or affidavit as contemplated by s.206(2) of the Companies Law (as amended) of the Cayman Islands and take such other steps as are required under the Laws of the Cayman Islands with respect to the registration of the Parent by continuation in the State of Delaware and to procure the de-registration of the Parent as an exempted company in the Cayman Islands (such filings and actions collectively, the “Cayman De-Registration”) and (iii) with the Secretary of State of the State of Delaware a Certificate of Corporate Domestication in substantially the form of Exhibit B (“Certificate of Domestication”) and a Certificate of Incorporation in substantially the form of Exhibit C (the “New Parent Charter”), and shall use commercially reasonable efforts to cause the Parent Board to adopt Bylaws in substantially the form of Exhibit D (the “New Parent Bylaws”).

Section 6.18(a) of the Agreement is hereby amended and restated in its entirety as follows:

“(a) TBO shall have obtained, at the same time as or prior to seeking the requisite TBO Shareholder approval pursuant to Section 6.18(b), a waiver of the right to receive payments that could constitute “parachute payments” under Section 280G of the Code and regulations promulgated thereunder (a “Parachute Payment Waiver”), in a form reasonably acceptable to Parent, from each Person whom TBO and/or Parent reasonably believes is, with respect to TBO, a “disqualified individual” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder), as determined immediately prior to seeking the requisite TBO Shareholder approval pursuant to Section 6.18(b), and whom TBO and/or Parent believes might otherwise receive, have received, or have the right or entitlement to receive any parachute payment under Section 280G of the Code, and TBO shall have delivered each such Parachute Payment Waiver to Parent on or before the Closing Date.”

The reference to Section 6.18(b) in Section 6.18(b) of the Agreement is hereby amended and restated to read “Section 6.18(a).”

Section 6.20 of the Agreement is hereby amended and restated in its entirety as follows:

“6.20 TBO Recapitalization. As soon as practicable after the date hereof, but in any case on or before February 24, 2015, TBO shall cause the changes to its capital structure set forth in Schedule 6.20 to occur (collectively, the “Recapitalization”). In connection with such Recapitalization, TBO shall effect a one-for-five reverse stock split of the TBO Common Stock and the TBO Preferred Stock under Florida law (the “TBO Reverse Stock Split”) as is more particularly set forth in Section 7.2(m) of this Agreement.”

Exhibit 1 to this Amendment, which reflects the changes to TBO’s capital structure during the Recapitalization but prior to the TBO Reverse Stock Split, is hereby attached to the Agreement as Schedule 6.20 to the Agreement.

The following Section 7.1(d) is added to the Agreement:

“(d) Parent shall have filed all required notices under Rule 10b-17 of the Securities Exchange Act of 1934, as amended, with respect to the Parent Reverse Stock Split.”

Section 7.2(m) of the Agreement is hereby amended and restated in its entirety as follows:

“(m) TBO Reverse Stock Split and Recapitalization. The TBO Reverse Stock Split and Recapitalization shall have occurred in accordance with Section 6.20. No fraction of a share of TBO Common Stock or TBO Preferred Stock shall be issued upon the TBO Reverse Stock Split, no dividends or other distributions of TBO shall relate to such fractional share interests and such fractional share interests will not entitle the owner thereof to vote or to any rights of a shareholder of TBO. Each holder of TBO Shares who would otherwise be entitled to a fraction of a share of TBO Common Stock or TBO Preferred Stock (after aggregating all fractional shares of TBO Common Stock or TBO Preferred Stock that otherwise would be received by such holder in respect of such class of security) shall, receive from TBO, in lieu of such fractional share, one share of TBO Common Stock rounded up to the nearest whole share or TBO Preferred Stock rounded down to the nearest whole share, as the case may be.

The following Section 7.3(j) is hereby added to the Agreement:

“(j) Parent Reverse Stock Split. Subject to the satisfaction of the condition set forth in Section 7.1(d), Parent shall have effected a combination of the Parent Ordinary Shares under Cayman Islands law so that each five outstanding Parent Ordinary Shares shall be combined into one Parent Ordinary Share (“Parent Reverse Stock Split”) prior to the Domestication. No fraction of a Parent Ordinary Share shall be issued upon the Parent Reverse Stock Split, no dividends or other distributions of Parent shall relate to such fractional share interests and such fractional share interests will not entitle the owner thereof to vote or to any rights of a shareholder of Parent. Each holder of Parent Ordinary Shares who would otherwise be entitled to a fraction of a Parent Ordinary Share (after aggregating all fractional Parent Ordinary Shares that otherwise would be received by such holder in respect of such class of security) shall receive from the Transfer Agent, in lieu of such fractional share, one Parent Ordinary Share.

Section 8.1(f) of the Agreement is hereby amended and restated in its entirety as follows:

“(f) By Parent, if the TBO Shareholders have not approved this Agreement, the Merger and the other transactions contemplated hereby in accordance with the requirements of the FBCA and the TBO Charter on or before February 24, 2015.”

The first sentence of Section 9.3 of the Agreement is hereby amended and restated in its entirety as follows:

“Set-Off. As security for the obligation to indemnify the Parent Indemnified Parties, the issuance of shares of Parent Preferred Stock and Parent Common Stock pursuant to the Earn-Out Payments (“Earn-Out Shares”) shall be subject to setoff and reduction in satisfaction of any Damages for which a Parent Indemnified Party is entitled to indemnification pursuant to this Article IX.”

Schedule 3.7 to the Agreement is hereby amended and restated in its entirety as set forth on Exhibit 2 to this Amendment.

The TBO Disclosure Schedule is hereby amended as set forth in Exhibit 3 to this Amendment.

Exhibit C to the Agreement is hereby amended and restated in its entirety as set forth on Exhibit 4 to this Amendment.

Except as amended by the terms of this Amendment, the Agreement remains in full force and effect.

Unless otherwise defined, capitalized terms used herein have the meanings given to them in the Agreement.

[Signature Page Follows]

IN WITNESS THEREOF, this Amendment has been executed by the undersigned as of the day, month and year first above written.

PARENT: TIGER MEDIA, INC.

By:	/s/ Joshua Weingard
Name: Joshua Weingard
Title: Corporate Counsel and Secretary

MERGER SUB: TBO ACQUISITION, LLC

By:	/s/ Joshua Weingard
Name: Joshua Weingard Title: Manager

TBO: THE BEST ONE, INC.

By:	/s/ Derek Dubner
Name: Derek Dubner
Title: Chief Executive Officer

REPRESENTATIVE:

/s/ Derek Dubner
Derek Dubner

.